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                                   EXHIBIT 21


                                 Subsidiaries of
                               SETO Holdings, Inc.



  Name of                                            State/Jurisdiction
Subsidiary                                            of Incorporation
----------                                            ----------------

Semicon Tools, Inc.                                       New York


East Coast Sales Company, Inc.                            Connecticut


DTI Technology, Sdn. Bhd.                                 Malaysia


Fuji Fabrication, Sdn. Bhd.                               Malaysia


Hong Kong Batteries Industries, Ltd.                      Hong Kong


Fimas Sdn Bhd.                                            Malaysia


SETO (M) Sdn Bhd.                                         Malaysia


SETOsoft.com,Ltd.                                         Thailand


Circlecom(M) Sdn Bhd.                                     Malaysia